EXHIBIT 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5510

FOR IMMEDIATE RELEASE		Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
BASIC ENERGY SERVICES ANNOUNCES PRELIMINARY
SECOND QUARTER 2009 RESULTS
MIDLAND, Texas – July 22, 2009 – Basic Energy Services, Inc. (NYSE: BAS) announced today it expects to report unaudited second quarter of 2009 financial results for key metrics within the following ranges:
-	Revenue of $118.0 million to $119.0 million;

-	Operating loss of $28.9 million to $29.9 million;

-	Net loss of $21.1 million to $22.1 million; and

-	EBITDA* of $2.7 million to $3.3 million.
Although final results for the second quarter of 2009 are not yet available, based upon information available to us, we are not aware and do not anticipate that our results for the second quarter will be adversely affected, in the aggregate, by material or unusual adverse events, and we do not believe that, during the second quarter, we incurred material additional borrowings or other liabilities, contingent or otherwise, or defaulted under our debt covenants. Nevertheless, our actual results for the second quarter of 2009 may differ from these expectations and from the estimates disclosed above. Our expected results for this interim period are not indicative of the results that should be expected for the full fiscal year.
We do not as a matter of course make public projections as to future sales, earnings or other results. However, in the context of other disclosures being made to other persons in a private transaction, our management has prepared the above outlook for the second quarter of 2009. The prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and our expected future financial performance.

*	EBITDA, which is not a measure determined in accordance with generally accepted accounting principles (“GAAP”), is defined as net income before interest, taxes, depreciation and amortization.
EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA is a useful supplemental financial measure used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on our indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.
EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table reconciles our range of estimated net loss, the most directly comparable GAAP financial measure, to our range of estimated EBITDA for the second quarter of 2009:

		Three Months Ended June 30, 2009
		(Estimated data; Dollars in millions)

Net Loss	between	$(21.1)	and	$(22.1)
Income taxes	between	(14.0)	and	(13.0)
Net interest expense	between	5.7	and	6.0
Depreciation and amortization	between	32.1	and	32.4
EBITDA	between	$2.7	and	$3.3

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 3,900 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain States.
Additional information on Basic Energy Services is available on the Company’s website at http://basicenergyservices.com.
Safe Harbor Statement
This press release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Basic Energy Services’ filings with the Securities and Exchange Commission.
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